UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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GENWORTH FINANCIAL, INC.

(Name of Registrant as Specified in Its Charter)

SCOTT KLARQUIST

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Scott Klarquist has filed a definitive proxy statement, dated April 19, 2022, and accompanying BLUE proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes against certain director nominees at the 2022 annual meeting of shareholders of Genworth Financial, Inc., a Delaware corporation (the "Company").

On April 19, 2022, Mr Klarquist issued the following press release to shareholders:

ACTIVIST INVESTOR FILES PROXY STATEMENT IN "VOTE NO" CAMPAIGN AGAINST GENWORTH FINANCIAL

Scott Klarquist Strongly Urges Shareholders to Oppose Genworth's Compensation Committee Directors on May 19th by Voting on the BLUE Proxy Card

Genworth's Owners Also Strongly Urged to Vote Against Approval of Genworth's Executive Compensation

In Mr Klarquist's View, Genworth's Compensation Committee Directors Have Failed Shareholders and Need to be Removed

NEW YORK, NEW YORK / ACCESSWIRE / APRIL 19, 2022 / Activist Investor Scott Klarquist today filed his definitive proxy statement for the annual meeting of Genworth Financial, Inc. (GNW, Genworth or the Company), to be held on May 19th. The full proxy statement can be found on the SEC's EDGAR website at the following link:

https://www.sec.gov/Archives/edgar/data/1276520/000176902222000039/gnwfinalproxy4192022.pdf

As someone who has purchased more shares of GNW stock over the past 13 months than all of our Company's "independent" directors collectively have purchased during the past five years, Mr Klarquist sought to engage with the Company's Board of Directors (the "Board") to improve the corporate governance at Genworth by submitting his nomination as a director candidate for the 2022 Annual Meeting. Unfortunately, the Company declined to nominate Mr Klarquist without having even a single member of Genworth's Nominating and Corporate Governance Committee contact him (let alone interview him, even via a simple 5-minute phone call or Zoom meeting). Therefore, Mr Klarquist decided to initiate a "Vote No" proxy solicitation and is urging shareholders to vote on the BLUE proxy card to (A) WITHHOLD their votes with respect to the election of each of Karen E. Dyson, Jill R. Goodman, Melina E. Higgins and Robert P. Restrepo Jr. (collectively, the Compensation Committee Directors) to our Board at the Annual Meeting [Proposal 1] and (B) vote AGAINST approval of the advisory vote on Genworth's executive compensation [Proposal 2]. Mr Klarquist urges you to disregard any materials, and not to sign, return or vote on any proxy card that may be sent to you by or on behalf of Genworth. If you have already voted on a proxy card sent to you by Genworth, you can revoke it by subsequently granting a proxy by telephone or Internet, by returning a later-dated proxy card, by sending your notice of revocation to Mr Klarquist, or by attending the 2022 Annual Meeting and voting electronically. Only your latest dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the 2022 Annual Meeting. Mr Klarquist is not responsible for the accuracy of any information provided by or relating to Genworth contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Company.

Why a "Vote No" campaign against Genworth's Compensation Committee Directors? Incentives determine outcomes. As Charlie Munger has said, "Never, ever, think about something else when you should be thinking about the power of incentives." By far the most important incentives for any corporate executive are the terms of such executive's short and long-term compensation. Unfortunately, Genworth's senior executive compensation appears deeply flawed and does not, in Mr Klarquist's opinion, properly align the financial incentives of Genworth's senior executives with those of the true owners of the company, its shareholders. To take just one obvious data point, consider that Genworth's CEO James McInerney has been awarded $70 million in total compensation by our Board since he took office on January 1, 2013 through December 31, 2021 (including $30 million in total cash compensation), while during that period shareholders have suffered a total loss of 50% on their investment in Genworth stock (including receiving zero dividends). All during a raging bull market, with the S&P 500 up over 210% (plus dividends)!

This largesse to the CEO appears all the more insulting to Genworth shareholders in light of his backing no less than 17 extensions of the doomed China Oceanwide merger without any ticking or termination fee (note that Directors Higgins and Restrepo were both on our Board throughout the entirety of this fiasco) , resulting in the waste, in Mr Klarquist's estimation, of untold millions of shareholder funds and thousands of Genworth employee man-hours. While CEO McInerney likely enjoys receiving millions in cash compensation per year courtesy of the shareholders regardless of whether the shareholders win or lose (what CEO wouldn't?), he apparently is not willing to bet on himself via our stock, as he has been dumping GNW shares in recent months at a staggering pace. Per his SEC Form 4 filings, he sold 150,000 shares on the open market last November 15th and jettisoned another 150,000 shares on the open market on February 22nd, in addition to selling an additional 1,005,609 shares on March 1st as part of a PSU vesting, in each case at a small fraction of Genworth's reported book value. Clearly something seems amiss here.

To take a few other pertinent data points, consider the following (as revealed in Genworth's public filings):

Ø In 2011, the top five Genworth executives received a total of $11.5 million in compensation, while last year Genworth's five most senior executives received $30 million in total, or 2.6X 2011's total compensation. This represents an annual increase of over 10% during the 2011-2021 period, despite (A) the consumer price index (or CPI) increasing under 2% per year during the same time frame and (B) GNW's total shareholder return (TSR) trailing the S&P 500's TSR during the decade by approximately 300%.

Ø During the past five years, despite Genworth's stock price remaining basically stagnant and the company paying zero dividends, GNW's 5 most-highly compensated NEOs received in excess of 120% of their targeted annual cash bonus amounts in 25 out of 25 instances (i.e., 100% "above target" awards).

Ø Over the past 5 years, none of the short-term compensation for GNW's NEOs has been tied to any TSR metric or hurdle and, prior to 2021, none of GNW's long-term NEO compensation was tied to GNW's TSR.

Ø In 2021, GNW belatedly instituted a TSR component for long-term NEO incentive compensation, but this applies to just 20% of such compensation (80% of the 2021-2023 LTI compensation remains untethered to GNW's TSR versus any relevant benchmark).

Genworth's executive compensation system is only as good as the decisions collectively made by the Compensation Committee Directors. In other words, "garbage in, garbage out." Since almost every public company (including Genworth) benchmarks its compensation practices against those of a self-selected peer group, it is instructive to analyze Genworth's peer group, which includes the following 14 companies (see page 47 of Genworth's 2022 proxy statement): Aflac, Inc.; American Financial Group, Inc.; Assurant, Inc.; CNA Financial Corporation; CNO Financial Group, Inc.; Fidelity National Financial; First American Financial Corporation; Hanover Insurance Group; Lincoln National Corporation; MGIC Investment Corporation; Principal Financial Group, Inc.; Radian Group; Reinsurance Group of America, Inc.; and Unum Group (collectively, the "Genworth Peer Group"). Unfortunately, the Genworth Peer Group bears no resemblance to the Company as regards market capitalization, which is usually (in Mr Klarquist's experience reviewing proxy statements) a key determinant in identifying peer groups (in addition to type of business):

Ø Current Genworth market cap: $1.9B, versus current Genworth Peer Group Average Market Cap: $11.3B (smallest, Radian: $3.8B; largest, Aflac: $41B)

The average market cap of the Genworth Peer Group is over 5X that of our company (indeed, the smallest market cap in the Genworth Peer Group is over double that of Genworth)! In determining executive compensation, Genworth has no business comparing itself to competitors with market caps that are 2X to 20X higher; rather, Genworth should compare itself to similar companies in the $1 billion to $3 billion market cap range, such as mortgage insurer NMI Holdings Inc, or "NMIH" (market cap: $1.7B), whose C-suite executives make about half of the compensation of Genworth's:

GNW C-suite Top 5	Total GNW 2021 Compensation	NMIH C-suite Top 5	Total NMIH 2021 Compensation
McInerney	8,499,379	Merkle	4,970,949
Sheehan	5,579,800	Shuster	2,824,871
Gupta	11,006,561	Pollitzer	2,822,604
Haendiges	2,682,654	Leatherberry	2,436,972
Bobitz	2,229,729	Mathis	2,338,198
Total	29,998,123	Total	15,393,594

Perhaps unsurprisingly for a company that appears to prioritize its shareholders by properly reining in corporate expenses, in 2021 the ratio of the total compensation of NMIH's CEO to its average employee was a respectable 28:1, whereas the same ratio for Genworth's CEO was 81:1 (no, not a typo), or 3X that of NMIH. (See page 78 of Genworth's 2022 Proxy Statement.) Double or triple (depending on the metric used) the compensation for a vastly inferior long-term total shareholder return (during the past five years, NMIH's stock has outperformed Genworth's by approximately 7,000 basis points) is not something to write home about-and the buck stops with the enablers of this, Genworth's Compensation Committee Directors.

Strangely, per page 35 of Genworth's 2022 Proxy Statement, our Compensation Committee has retained a compensation consultant (Steven Hall & Partners, LLC) that has just two employees (per its website) and appears, based on a full-text search on EDGAR, to have represented just a handful other public companies over the past year, one of which (Kohl's) is currently embroiled in a proxy war. The challenger in the Kohl's contest (Macellum Advisors) said this in its March 18, 2022 proxy statement: "We believe that [Kohl's] Board has approved a poorly designed executive compensation program that insufficiently ties rewards to performance". Why haven't the Compensation Committee Directors hired a more reputable firm for compensation advice, such as Semler Brossy or F.W. Cook? Is it because a tiny firm such as Steven Hall & Partners, lacking the scale to offset overhead costs enjoyed by larger compensation consultancies, might just be a bit more desperate for fee income and therefore more willing to rubber-stamp whatever compensation scheme our Board comes up with (no matter how illogical)?

In light of the foregoing, rational Genworth shareholders should ask themselves: Who are the Compensation Committee Directors serving on behalf of, the shareholders (the true owners of the Company) or the members of Genworth's C-suite? We might conceivably take solace that the answer is the former if any of the Compensation Committee Directors had demonstrated a firm commitment to align their financial interests with those of the shareholders in the past, but this sadly has not been the case. None of Compensation Committee Directors Higgins, Dyson or Goodman has ever purchased a single share of Genworth stock on the open market, and, while Director Restrepo recently bought 50,000 shares, his purchase came two days after Mr Klarquist submitted his director nomination (since withdrawn) and a proxy contest was therefore suddenly in prospect. A coincidence? Or was Director Restrepo's purchase defensive and reactionary? Prior to the submission of Mr Klarquist's director nomination, Mr Restrepo had never purchased open market shares of Genworth stock since joining our Board in late 2016.

In addition, each of the Compensation Committee Directors serves on the boards of various other public and non-public companies, calling into question their willingness to challenge entrenched management. Compensation Committee Director Restrepo, for example, also serves on the boards of RLI Corp (where he made $175,000 in director fees for 2021) and Enact Holdings (thereby earning double director fees courtesy of Genworth shareholders, since we own 82% of Enact). Compensation Committee Director Dyson (the committee chair), on the other hand, serves on the boards of USAA Federal Savings Bank (since October 2017); CALIBRE Systems, Inc. (since October 2018); and the Army Emergency Relief Organization (since 2020). Why rock the boat as a director, if one can instead rubber-stamp the CEO's lucrative compensation package and empire-building plans and thereby collect director fees well into the six figures, while working just a few weeks a year? Each of Genworth's Compensation Committee Directors, for example, stands to make a *minimum* of $270,000 in director fees annually for serving on our Board (versus $242,000 in 2020), plus additional fees for serving as a committee chair or board chair-that is, so long as they don't get ejected from the director suite for being obstreperous (the Nomination Committee can simply decline to renominate any such director at the next annual meeting, perhaps following a not-so-subtle hint from the CEO).

Simply put, Mr Klarquist contends that Genworth's compensation committee members are not, and have not been, doing their jobs, the most important of which is to properly align the financial incentives of Genworth's senior executive officers with those of GNW's shareholders. He therefore strongly urges all Genworth shareholders to vote on the BLUE proxy card to (A) WITHHOLD your vote on the re-election of the Compensation Committee Directors as directors at the Annual Meeting [Proposal 1] and (B) vote AGAINST the Company's advisory vote on executive compensation [Proposal 2].

Contact: Scott Klarquist

85 Broad Street, 18th Floor, New York NY 10005

Email: info@sevencornerscapital.com

Website: www.sevencornerscapital.com